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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DataRace, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated September 30, 1997 contains an explanatory paragraph that states the Company has suffered recurring losses and during fiscal 1997, incurred negative cash flows from operations, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP


San Antonio, Texas
August 24, 1998